Exhibit 10.1


                                    AGREEMENT
                                    ---------


           THIS AGREEMENT (the "AGREEMENT"), dated as of February 29, 2000, by and among, Protection One, Inc., a Delaware corporation ("PROTECTION ONE"), Protection One Alarm Monitoring, Inc., a Delaware corporation and wholly owned direct subsidiary of Protection One ("MONITORING", and collectively with Protection One, the "SELLERS" and each a "SELLER"), and Westar Capital, Inc., a Kansas corporation (the "PURCHASER").

                              W I T N E S S E T H :
                               - - - - - - - - - -

           WHEREAS, Monitoring is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Protection One (UK) plc, a corporation formed under the laws of the United Kingdom (formerly Hambro Countrywide Security plc, "P1 UK" and such stock, the "P1 UK STOCK"); Monitoring is the record and beneficial owner of all of the issued and outstanding capital stock of Protection One International, Inc., a Delaware corporation ("P1 INTERNATIONAL" and such stock, the "P1 INTERNATIONAL STOCK"); Protection One is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Protection One Investments, Inc., a Delaware corporation ("P1 INVESTMENTS" and such stock, the "P1 INVESTMENTS STOCK"); and P1 Investments is the owner of a portfolio of marketable securities (the "PORTFOLIO") listed on Schedule A hereto and certain Series C 7% Redeemable Cumulative Preferred Stock and Series D 6% Convertible Cumulative Preferred Stock of Guardian International, Inc. listed on Schedule B hereto (the "GUARDIAN STOCK");

           WHEREAS, the Purchaser desires to purchase, and Sellers desire to sell, all of the P1 UK Stock, the P1 International Stock and the P1 Investments Stock, subject to the terms and conditions of this Agreement;

           WHEREAS, the Purchaser desires to transfer, and Protection One desires to accept, certain outstanding debt securities of Monitoring in part payment of the securities transferred hereunder, subject to the terms and conditions of this Agreement;

           WHEREAS, Monitoring and the Purchaser desire to enter into an amendment (the "CREDIT AGREEMENT AMENDMENT") in the form attached hereto as
Exhibit I to that certain Credit Agreement, dated as of December 21, 1998, among Monitoring, as borrower, NationsBank, N.A. (now known as Bank of America, N.A.), as Administrative Agent, the Syndication Agent, the Documentation Agent and the Lenders (as each is defined therein) (as amended, modified and revised from time to time, the "CREDIT AGREEMENT"), such Lenders' and such Administrative Agent's interests thereunder having been assigned to and assumed by the Purchaser pursuant to that certain Assignment and Acceptance dated as of December 17, 1999, executed by Monitoring, the Lenders defined therein, and the Purchaser, as assignee and successor Administrative Agent; and

           WHEREAS, Western Resources, Inc., a Kansas corporation and the parent of the Purchaser ("WESTERN RESOURCES"), the Purchaser and Protection One desire to enter into an amendment (the "CONTRIBUTION AGREEMENT AMENDMENT") in the form attached hereto as Exhibit II to that certain Contribution Agreement, dated as of July 30, 1997, as amended on October 2, 1997, between Western Resources and Protection One (as amended, modified and revised from time to time, the "CONTRIBUTION AGREEMENT");

           NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions hereinafter set forth, the Purchaser and the Sellers hereby agree as follows:


                     ARTICLE I - PURCHASE AND SALE OF STOCK

           1.1 Acquisition and Transfer of Stock and Other Assets. Upon the terms and subject to the conditions hereinafter set forth, each Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from each Seller, all of such Seller's right, title and interest in and to the P1 UK Stock, the P1 International Stock and the P1 Investments Stock.


          ARTICLE II - PURCHASE PRICE; VALUATION OF DEBT CONSIDERATION

           2.1 Purchase Price and Payment. The aggregate purchase price to be paid by the Purchaser to the Sellers for the P1 UK Stock, the P1 International Stock and the P1 Investments Stock is Two hundred forty-four million dollars ($244,000,000) (the "PURCHASE Price"), comprised of cash consideration in the amount of One hundred eighty-three million twenty-five thousand dollars ($183,025,000) (the "CASH CONSIDERATION") and the balance in the 13-5/8% Senior Subordinated Discount Notes due 2005, the 6-3/4% Convertible Senior Subordinated Notes due 2003 and the 8-1/8% Senior Subordinated Notes due 2009 of Monitoring owned by the Purchaser (the "DEBT CONSIDERATION") in the principal amounts and market values (determined pursuant to Section 2.3 hereof) set forth on Schedule C.

           2.2 Allocation of Purchase Price. The Purchaser and Protection One on behalf of the Sellers hereby agree that the Purchase Price of the P1 UK Stock, the P1 International Stock and the P1 Investments Stock will be allocated as set forth on Schedule D hereto. Subject to the requirements of any applicable tax law, all tax returns and reports filed by the Purchaser and the Sellers shall be prepared consistently with such allocation.

           2.3 Valuation of Debt Consideration. The Debt Consideration deliverable by the Purchaser to Protection One on behalf of the Sellers hereunder has been valued as follows: each class of Debt Consideration has been valued as the average of the daily average of the closing bid price and the asked price quoted for each day, rounded to the nearest cent, over the ten (10) trading days ending on and including the trading day immediately preceding the date of calculation, February 29, 2000. Protection One attempted to obtain closing bid and asked prices from Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities, Inc. and Bear, Stearns & Co. Inc. Inasmuch as Donaldson, Lufkin & Jenrette Securities Corporation was the only one of the three that was actively making a market in the Monitoring debt, the calculation of the value of the Debt Consideration was based solely upon the quotes provided by Donaldson, Lufkin & Jenrette Securities Corporation.


                           ARTICLE III - THE CLOSING

           3.1 Closing Date. The closing (the "CLOSING") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York at a time specified by the parties, on the date hereof or such other place or time or on such other date as Protection One on behalf of the Sellers and the Purchaser may agree. The date of the Closing is referred to in this Agreement as the "CLOSING DATE."

           3.2 Deliveries by Sellers to the Purchaser. At the Closing (or in the case of clause (e) below, as soon as practicable following the Closing) and on the terms and subject to the conditions hereof, the Sellers, as applicable, shall deliver, against receipt of the consideration set forth in 2.1 hereof, to the Purchaser or, where applicable, to the securities account designated by the
Purchaser:

               (a) certificates or book-entry transfer of the shares of the P1 UK Stock, the P1 International Stock and the P1 Investments Stock, which in the case of certificates shall be duly endorsed in blank or accompanied by stock powers duly executed;

               (b) the Contribution Agreement Amendment, executed by a duly authorized officer of Protection One and accompanied by evidence reasonably satisfactory to the Purchaser of its authorization and approval by the Continuing Directors (as defined in the Contribution Agreement) of Protection One;

               (c) the Credit Agreement Amendment, executed by a duly authorized officer of Monitoring;

               (d) the opinions of Weil, Gotshal & Manges LLP in the forms attached hereto as Exhibit III; and

               (e) written resignation letters from such directors and officers of P1 UK, P1 International, P1 Investments and their respective subsidiaries as the Purchaser shall request prior to the Closing Date.

           3.3 Deliveries by the Purchaser to the Sellers. At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers or, where applicable, to the securities account designated by Protection One on behalf of the Sellers, the following:

               (a) immediately available funds in the amount of the Cash Consideration;

               (b) certificates or book-entry transfer of the securities constituting Debt Consideration hereunder, which in the case of certificates shall be duly endorsed in blank or accompanied by the appropriate assignment or transfer agreement duly executed;

               (c) the Contribution Agreement Amendment, executed by a duly authorized officer of Western Resources;

               (d) the Credit Agreement Amendment, executed by a duly authorized officer of the Purchaser; and

               (e) the opinion of Richard Terrill, General Counsel of Western Resources, in the form attached hereto as Exhibit IV.


           ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLERS

           The Sellers hereby represent and warrant as of the date hereof and the Closing Date to the Purchaser as follows:

           4.1 Organization and Good Standing.

               (a) Each of Protection One and Monitoring is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

               (b) Each of P1 UK, P1 International, P1 Investments and their respective subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of P1 UK, P1 International, P1 Investments and their respective subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, with such exceptions as are not reasonably likely, individually or in the aggregate, to have a material adverse effect on the business, assets, condition (financial or other) or results of operations on P1 UK, P1 International, P1 Investments and their respective subsidiaries, taken as a whole. Sellers have delivered to the Purchaser accurate and complete copies of the certificate or articles of incorporation or organization and bylaws (or other applicable charter documents), as currently in effect, of each of P1 UK, P1 International, P1 Investments and their respective subsidiaries.

           4.2 Authorization of Agreement. Each Seller has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by such Seller being hereinafter referred to, collectively, as the "SELLER DOCUMENTS"), and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Sellers of this Agreement and each of the Seller Documents, as applicable, have been duly authorized by all necessary corporate action on the part of the Sellers. This Agreement and the Seller Documents have been duly executed and delivered by each Seller, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Seller Documents constitute the legal, valid and binding obligations of such Sellers, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

           4.3 Capitalization; Ownership and Transfer of Stock.

               (a) The authorized capital stock of P1 UK consists of 7,040,000 ordinary shares of (pound)1 per share. As of the date hereof, there are issued and outstanding 4,490,611 ordinary shares of (pound)1 per share, all issued in the name of Monitoring.

               (b) The authorized capital stock of P1 International consists of 1,000 shares of common stock, par value $0.10 per share. As of the date hereof, there are issued and outstanding 1,000 shares of common stock, all issued in the name of Monitoring.

               (c) The authorized capital stock of P1 Investments consists of 1,000 shares of common stock, par value $0.10 per share. As of the date hereof, there are issued and outstanding 1,000 shares of common stock, all issued in the name of Protection One.

               (d) Except as set forth on Section 4.3(d) of the Disclosure Schedule, there is no existing option, warrant, call, right, commitment or other agreement of any character to which any of the Sellers, P1 UK, P1 International, P1 Investments or any of the subsidiaries of P1 UK, P1 International or P1 Investments is a party requiring, and there are no securities of P1 UK, P1 International, P1 Investments or any of the subsidiaries of P1 UK, P1 International or P1 Investments outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of P1 UK, P1 International, P1 Investments or any of the subsidiaries of P1 UK, P1 International or P1 Investments or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of P1 UK, P1 International, P1 Investments or any of the subsidiaries of P1 UK, P1 International or P1 Investments. None of the Sellers, P1 UK, P1 International, P1 Investments or any of the subsidiaries of P1 UK, P1 International or P1 Investments is a party to any voting trust or other voting agreement with respect to any of the shares of the P1 UK Stock, P1 International Stock, P1 Investments Stock or capital stock of any of the subsidiaries of P1 UK, P1 International or P1 Investments or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of P1 UK, P1 International, P1 Investments or any of the subsidiaries of P1 UK, P1 International or P1 Investments.

               (e) Protection One is the record and beneficial owner of, and has good and valid title to, the P1 Investments Stock free and clear of any Liens (as defined below). Monitoring is the record and beneficial owner of, and has good and valid title to, the P1 UK Stock and the P1 International Stock, free and clear of any Liens. P1 Investments is the record and beneficial owner of, and has good and valid title to the Portfolio, free and clear of any Liens. P1 Investments is the beneficial owner of, and has good and valid title to the Guardian Stock, free and clear of any Liens. At the Closing, each Seller, as applicable, will transfer to the Purchaser good and marketable title to the P1 UK Stock, the P1 Investments Stock and the P1 International Stock, free and clear of any Liens. Except as set forth on Section 4.3(e) of the Disclosure Schedule, each of P1 UK, P1 International and P1 Investments is directly or indirectly the record and beneficial owner of, and has good and valid title to, all of the outstanding shares of capital stock of each of its subsidiaries, free and clear of any Liens. The only direct or indirect subsidiaries of P1 UK, P1 International or P1 Investments are those listed in Section 4.3(e) of the Disclosure Schedule. Except as set forth in Section 4.3(e) of the Disclosure Schedule, neither P1 UK, P1 International or P1 Investments owns directly or indirectly any interest in any corporation, partnership, joint venture or other business association or entity.

           4.4 No Conflicts. Except as set forth on Section 4.4 of the Disclosure Schedule, neither the execution and delivery by the Sellers of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Sellers with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of any Seller, P1 UK, P1 International, P1 Investments or any of the subsidiaries of P1 UK, P1 International or P1 Investments; (ii) conflict with, violate, result in the breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either any Seller, P1 UK, P1 International, P1 Investments or any of the subsidiaries of P1 UK, P1 International or P1 Investments is a party or by which it or any of their respective properties or assets are bound; (iii) result in the creation of any mortgages, claims, liens, security interests, options pledges or encumbrances ("LIENS") upon the properties or assets of any Seller, P1 UK, P1 International, P1 Investments or any of the subsidiaries of P1 UK, P1 International or

P1 Investments; or (iv) violate any material judgment, ruling, order, writ, injunction or decree applicable to any Seller, P1 UK, P1 International, P1 Investments or any of the subsidiaries of P1 UK, P1 International or P1 Investments or any of their respective properties or assets.

           4.5 Financial Statements; Undisclosed Liabilities.

               (a) Sellers have provided to the Purchaser true and complete copies of the unaudited income statement, balance sheet and statement of changes in cash flows as of September 30, 1999 for P1 UK (collectively, the "P1 UK FINANCIAL STATEMENTS"), and for Compagnie Europeenne de Telesecurite and its subsidiaries (collectively, the "CET FINANCIAL STATEMENTS"). Except as set forth on Section 4.5(a) of the Disclosure Schedule, the P1 UK Financial Statements and the CET Financial Statements fairly present, in all material respects, the consolidated financial position of P1 UK and its subsidiaries and CET and its subsidiaries, respectively, as of the dates thereof, and the consolidated results of operations of P1 UK and its subsidiaries and CET and its subsidiaries, respectively, for the applicable periods then ended, and have been prepared (except for the associated notes thereto) in accordance with the generally accepted accounting principles of the United States, applied on a consistent basis.

               (b) To the knowledge of the executive officers of Protection One, neither P1 UK or any of its subsidiaries nor CET or any of its subsidiaries nor P1 Investments or any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, except (i) the liabilities recorded on the P1 UK Financial Statements and the CET Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business and consistent with past practice since September 30, 1999 and (iii) liabilities and obligations other than liabilities and obligations contemplated by clauses (i) or (ii) above not exceeding $1 million in the aggregate .

           4.6 Absence or Change of Events. Since September 30, 1999:

               (a) There has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of P1 UK, P1 International, P1 Investments or any of their respective subsidiaries, or any declaration, setting aside or payment of any dividend or other distribution by P1 UK, P1 International, P1 Investments or any of their respective subsidiaries in respect of their respective capital stock;

               (b) Except as set forth on Section 4.6(b) of the Disclosure Schedule, there has not been any changes in the financial or accounting methods, principles or practices of or applicable to P1 UK, P1 International, P1 Investments or any of their respective subsidiaries; and

               (c) Except as set forth in Section 4.6(c) of the Disclosure Schedule, except in the ordinary course of business consistent with past practice involving amounts which are not material, there has not been any revaluation by P1 UK, P1 International, P1 Investments or any of their respective subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory, customer accounts or accounts receivable.

           4.7 Permits. P1 UK, P1 International, P1 Investments and their respective subsidiaries will have immediately following consummation of the transactions contemplated by this Agreement and the Seller Documents all of the material permits, licenses and franchises from governmental entities which they have as of the date of this Agreement.

           4.8 Intellectual Property. P1 UK, P1 International, P1 Investments and their respective subsidiaries will license or own, directly or indirectly, immediately following consummation of the transactions contemplated by this Agreement and the Seller Documents all of the material trademarks (whether or not registered) and trademark registrations and applications, patent and patent applications, copyrights and copyright applications, service marks, service mark registrations and applications, trade dress, trade and product names, computer software and source codes and other intellectual property which they license or own, directly or indirectly, as of the date of this Agreement.

           4.9 Sufficiency of Assets. P1 UK, P1 International, P1 Investments and their respective subsidiaries immediately following consummation of the transactions contemplated by this Agreement and the Seller Documents will license, lease or own or otherwise will have valid rights to use all of the material assets which they license, lease or own or otherwise have valid rights to use as of the date of this Agreement. Sellers and their subsidiaries (other than P1 UK, P1 International and P1 Investments and their subsidiaries) do not provide any material services to P1 UK, P1 International and P1 Investments and their subsidiaries.

           4.10 Employee Benefits. To the knowledge of the executive officers of Protection One, the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby will not either alone or in connection with any employee's termination of employment or other event result in an increase in the amount of, or accelerate the vesting or timing of payments of, any salary, bonus, pension or welfare benefits, severance or other compensation or benefits payable to or in respect of any employee of P1 UK, P1 International or P1 Investments or any of their respective subsidiaries.

           4.11 Finders or Brokers. Except as set forth in Section 4.11 of the Disclosure Schedule, none of the Sellers, P1 UK, P1 International, P1 Investments or any of their respective subsidiaries, or the Board of Directors or any committee thereof of any Seller,

P1 UK, P1 International, P1 Investments or any of their respective subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement or the Seller Documents who might be entitled to a fee or any commission in connection with such transactions, and Section 4.11 of the Disclosure Schedule sets forth the maximum consideration (present and future) agreed to be paid to each such party.

           4.12 Opinion of Financial Advisor. The Special Committee of the Board of Directors of Protection One has received the opinion of Warburg Dillon Read LLC, dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the consideration to be received for P1 UK and P1 International is fair, from a financial point of view, to Protection One.


          ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

           The Purchaser hereby represents and warrants as of the date hereof to the Sellers as follows:

           5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

           5.2 Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by the Purchaser being hereinafter referred to, collectively, as the "PURCHASER DOCUMENTS") and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and the Purchaser Documents have been duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Purchaser Documents constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

           5.3 Ownership and Transfer of Debt Consideration. The Purchaser is the record and beneficial owner of, and has good and valid title to, all Debt Consideration set forth in Schedule C, free and clear of any and all Liens. At the Closing, the Purchaser will transfer to Protection One good and marketable title to all such Debt Consideration, free and clear of all Liens.

           5.4 No Conflicts. Except as set forth on Section 5.4 of the Disclosure Schedule, neither the execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of the Purchaser; (ii) conflict with, violate, result in the breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets are bound; (iii) result in the creation of any Liens upon the properties or assets of the Purchaser; or (iv) violate any material judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of its properties or assets, except in the case of clauses (ii)-(iv) for such exceptions as are not reasonably likely to prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby and by the Purchaser Documents. No filing or registration with, notification to or permit, authorization, consent or approval of any governmental entity is required by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and Purchaser Documents, the consummation of the transactions contemplated hereby and thereby or compliance by the Purchaser with any of the provisions hereof or thereof, except for such exceptions as are not reasonably likely to prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby and by the Purchaser Documents.

           5.5 Securities Laws. The Purchaser is acquiring the P1 UK Stock, the P1 International Stock and the P1 Investments Stock for its own account, for investment, and not with a view to or in connection with any distributions thereof in contravention of the Securities Act of 1933, as amended, or any state "blue-sky" laws.


                      ARTICLE VI - POST-CLOSING COVENANTS

           6.1 Right of Clawback.

               (a) If during the period from the Closing Date until the fourth anniversary of the Closing Date (which anniversary date for purposes of this Agreement shall be deemed to be February 28 of each subsequent calendar year that is not a leap year), the Purchaser consummates a Sale to any Third Party, the Purchaser shall pay to Protection One an amount equal to the Applicable Percentage multiplied by the Sale Amount Difference. Such payment will be in the same form or forms of consideration (and, in the case of two or more forms of consideration, in the same relative amounts) as the form or forms of consideration received by the Purchaser and its affiliates in connection with the applicable Sale. In the event that all or a portion of the consideration required to be paid by the Purchaser to Protection One pursuant to this Section is in the form of securities, the payment by the Purchaser to Protection One shall include all dividends or other distributions paid with respect to such securities by the issuer thereof between the date of the consummation of the applicable Sale and the date of the payment by the Purchaser to Protection One with respect to such Sale required by this Section. In the event that all or a portion of the consideration required to be paid by the Purchaser to Protection One pursuant to this Section is in the form of cash, the payment by the Purchaser to Protection One shall include an interest payment equal to the product of (i) the average of the Prime Rates in effect for each day during the period beginning on the date of the consummation of the applicable Sale to and including the date prior to the date of payment by the Purchaser to Protection One with respect to such Sale, (ii) the cash amount payable by the Purchaser to Protection One exclusive of this interest payment and (iii) the number of days from and including the date of the consummation of the applicable Sale to and including the date prior to the date of the payment by the Purchaser to Protection One with respect to such Sale divided by 365. The payment contemplated by this Section shall be made on the fifth business day following the final determination of the Sale Amount Difference in accordance with this Section.

The Purchaser agrees to furnish Protection One on behalf of the Sellers written notice promptly following the consummation of any Sale or any sale, transfer or other disposition (other than the sale, transfer or dispositions of obsolete equipment, furniture, inventory, accounts receivables, customer accounts and other assets in the ordinary course of business) of less than 50% of the assets of P1 UK and its subsidiaries and P1 International and its subsidiaries. Such notice shall specify all material terms of the transaction (including, without limitation, the form and amounts of the consideration received and the identity of the purchaser or transferee).

               (b) For purposes of this Section:

               "SALE" means (i) any direct or indirect transfer, whether by sale, merger, consolidation or other business combination, by the Purchaser or any of its affiliates for cash or other consideration of all or any portion of the P1 UK Stock, the P1 International Stock or the capital stock of any subsidiary of P1 UK and P1 International beneficially owned by the Purchaser and
(ii) any sale, transfer or other disposition (other than the sale, transfer or disposition of obsolete equipment, furniture, inventory, accounts receivable, customer accounts and other assets in the ordinary course of business) in one or a series of related transactions of assets of P1 UK and its subsidiaries and P1 International and its subsidiaries having an aggregate fair market value equal to 50% or more of the aggregate fair market value of all of the assets of P1 UK and its subsidiaries and P1 International and its subsidiaries (satisfaction of such 50% threshold as determined by mutual agreement of the Purchaser and Protection One, or in the absence of such agreement by an Investment Banker) of P1 UK and its subsidiaries and P1 International and its subsidiaries for cash or other consideration; provided, however, that "Sale" shall not include any transfer of any of the capital stock of the Purchaser or any of its affiliates if it is determined by the mutual agreement of the Purchaser and Protection One

(or, in the absence of such agreement, by an Investment Banker), that the aggregate fair market of the P1 UK Stock and the P1 International Stock beneficially owned by the Purchaser at the time of such transfer constitutes less than 75% of the aggregate fair market value of the entity (the Purchaser or one of its affiliates) whose capital stock or assets are being transferred (satisfaction of such 75% threshold as determined by mutual agreement of the Purchaser and Protection One, or in the absence of such agreement by an Investment Banker).

               "INVESTMENT BANKER" means a nationally recognized investment banking firm selected by mutual agreement of the Purchaser and Protection One (or, in the absence of such agreement, by the mutual agreement of a nationally recognized investment banking firm selected by the Purchaser and a nationally recognized investment banking firm selected by Protection One). The fees and expenses paid to any Investment Banker engaged for purposes of this Section shall be borne equally by the Purchaser and Protection One.

               "THIRD PARTY" means any person or entity other than an entity that is directly or indirectly wholly owned by the Purchaser or that directly or indirectly wholly owns the Purchaser.

               "APPLICABLE PERCENTAGE" means 100%, with respect to a Sale consummated on or before the first anniversary of the Closing Date; 75%, with respect to a Sale consummated after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date; 50%, with respect to a Sale consummated after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date; and 25%, with respect to a Sale consummated after the third anniversary of the Closing Date and on or before the fourth anniversary of the Closing Date. In the event of a Sale effected in a series of related transactions as contemplated by clause (ii) of the definition of "Sale," for purposes of determining the Applicable Percentage such Sale shall be deemed to have been consummated on the date of consummation of the first transaction included in such Sale.

               "SALE AMOUNT DIFFERENCE" means the Sale Amount minus the Threshold Amount.

               "SALE AMOUNT" means the Net Proceeds received by the Purchaser and/or its affiliates in connection with a Sale.

               "NET PROCEEDS" means (i) the gross purchase price minus (ii) all expenses, fees and taxes incurred or reasonably anticipated to be incurred by the Purchaser or any of its affiliates in connection with a Sale. The amount of the Net Proceeds resulting from a Sale shall not include the pro rata expenses, fees and taxes associated with a transfer of assets other than the capital stock and assets of P1 UK, P1 International and their subsidiaries and shall be determined by the mutual agreement of the Purchaser and Protection One (or, in the absence of such agreement, by an Investment Banker).

               "THRESHOLD AMOUNT" means (i) the Sale Percentage multiplied by the Adjusted Base Amount plus (ii) Other Asset Value.

               "SALE PERCENTAGE" means (i) in the event of a Sale of all the capital stock or assets of P1 UK and P1 International, 100%; and (ii) in the event of a Sale of less than all of the capital stock or assets of P1 UK and P1 International or the Sale of the capital stock of one or more subsidiaries of P1 UK or P1 International, the percentage determined by mutual agreement of the Purchaser and Protection One (or, in the absence of such agreement, by an Investment Banker) representing the estimated then current aggregate fair market value of the capital stock or assets of P1 UK, P1 International and their subsidiaries transferred directly or indirectly in such Sale by the Purchaser and its affiliates as a percentage of the estimated then current aggregate fair market value of all of the capital stock of P1 UK and P1 International beneficially owned by the Purchaser and its affiliates immediately preceding such Sale.

               "ADJUSTED BASE AMOUNT" means (i) $225 million, plus (ii) the Aggregate Imputed Carrying Charge, plus (iii) Capital Additions, minus (iv) Capital Deductions.

               "AGGREGATE IMPUTED CARRYING CHARGE" means the sum of the Daily Imputed Carrying Charges for each day from and including the date of this Agreement through and including the date of consummation of the applicable Sale.

               "DAILY IMPUTED CARRYING CHARGE" means, with respect to any applicable day, the product of (i) $225 million plus Capital Additions made prior to such day minus Capital Deductions made prior to such day, (ii) the Prime Rate as of such date and (iii) 1 divided by 365.

               "PRIME RATE" means the prime rate as announced from time to time by Chase Manhattan Bank, New York, New York.

               "CAPITAL ADDITIONS" means the aggregate value of capital contributed to P1 UK, P1 International or their subsidiaries by the Purchaser and its affiliates (other than P1 UK, P1 International and their subsidiaries) following the date of this Agreement and prior to the date of the applicable Sale, as determined by mutual agreement of the Purchaser and Protection One (or, in the absence of such agreement, an Investment Banker).

               "CAPITAL DEDUCTIONS" means the aggregate value of capital distributed to the Purchaser and its affiliates (other than P1 UK, P1 International and their subsidiaries) by P1 UK, P1 International and their subsidiaries following the date of this Agreement and prior to the date of the applicable Sale, as determined by mutual agreement of the Purchaser and Protection One (or, in the absence of such agreement, an Investment Banker).

               "OTHER ASSET VALUE" means the aggregate fair market value of the capital stock and assets, other than the capital stock and assets of P1 UK, P1 International and their subsidiaries, transferred directly or indirectly by the Purchaser and its affiliates in such Sale, as determined by mutual agreement of the Purchaser and Protection One (or, in the absence of such an agreement, an Investment Banker).

               (c) Set forth on Schedule 6.1 of the Disclosure Schedule are illustrative examples of the calculation of payments required under this Section.

           6.2 Confidentiality. The Confidentiality Agreement, dated as of January 21, 2000, between Protection One and the Purchaser is hereby terminated effective as of the Closing Date.

           6.3 Further Assurances. From time to time after the Closing Date, each of the Sellers and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, the Seller Documents and the Purchaser Documents, and to cooperate with each other in connection with the foregoing.

           6.4 Public Announcements. Sellers and the Purchaser agree to issue a mutually agreed upon joint press release with respect to the execution of this Agreement, the Seller Documents and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

           6.5 Books and Records; Personnel.

               (a) From and after the Closing Date, each party hereto shall afford the other, including its accountants, counsel and other designated representatives, reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of the others (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other parties including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

               (b) Each party hereto shall use reasonable efforts to make available to the other parties to this Agreement, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the others in which the requesting party may from time to time be involved.

               (c) Except as otherwise required by applicable law or agreed to in writing, each party hereto shall, and shall cause each of their respective subsidiaries to, retain all information relating to the businesses and affairs of the other parties to this

Agreement in accordance with the past practice of such parties. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, providing that, prior to such destruction or disposal,
(a) such party shall provide no less than 30 days' prior written notice to the other parties, specifying the information proposed to be destroyed or disposed of, and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

               (d) Each party providing information or witnesses under this
Section 6.5 to the others shall be entitled to receive from the recipients, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses incurred in providing such information or witnesses.

           6.6 Confidentiality. Sellers shall hold and shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all confidential, proprietary or other non-public information or trade secrets concerning P1 UK, P1 International, P1 Investments and their respective subsidiaries except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party, (b) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished or (c) developed independently by the representatives of such recipient. Sellers shall not release or disclose and shall cause their respective directors, officers, employees, agents, consultants and advisors not to release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and comply with the provisions of this Section.

           6.7 Cancellation of Intercompany Liabilities. Effective as of the Closing the parties hereby cancel all liabilities between Sellers and their subsidiaries (other than P1 UK, P1 International, P1 Investments or their respective subsidiaries), on the one hand, and P1 UK, P1 International, P1 Investments or their respective subsidiaries, on the other hand, with the exception of the liabilities arising pursuant to the express provisions of this Agreement (including Article VII), the Seller Documents and the Purchaser Documents. Further, the parties to this Agreement irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against the other parties to this Agreement based upon any matter purported to be released hereby.

           6.8 Use of Names.

               (a) Until the one year anniversary of a UK Change of Control Event (as defined below), P1 UK and its subsidiaries shall have the sole and exclusive right to use in the United Kingdom in connection with the ownership and conduct of the Business and the Multi-Family Monitoring Business (as defined in the Contribution Agreement) the name Protection One, including each of the trademarks, trade names, service marks and other proprietary rights related to the Protection One name and any and all designs, logos and slogans, related to the Protection One name, and all other rights (whether tangible or intangible, statutory, at common law or otherwise) in connection therewith, whether alone or in combination with one or more other words or marks in connection therewith (the "PROTECTION ONE NAMES"); provided that dealers and marketing affiliates of P1 UK and its subsidiaries shall be permitted to use the Protection One Names in the United Kingdom solely on behalf of P1 UK and its subsidiaries and within their permitted scope of use; and provided further that, any purchaser of any of the businesses of P1 UK or its subsidiaries (not constituting a UK Change of Control Event) within the United Kingdom shall also be permitted to use until the first anniversary of the date of such sale the Protection One Names within the scope of use of P1 UK and its subsidiaries hereunder. Notwithstanding anything herein to the contrary, following the one year anniversary of a UK Change of Control Event, no person other than Protection One shall have any further ownership or other rights in the United Kingdom with respect to any Protection One Name. Notwithstanding the foregoing sentence and subject to
Section 6.10(a), until the two year anniversary of a UK Change of Control Event, the Sellers and each of their affiliates shall be prohibited from using in the United Kingdom, or transferring to any other person the ownership of or any right to use in the United Kingdom, in connection with any business whatsoever, any Protection One Name.

               (b) Until the one year anniversary of a Continental Europe Change of Control Event (as defined below), P1 International and its subsidiaries shall have the sole and exclusive right to use in all of the countries of continental Europe ("CONTINENTAL EUROPE" and with the United Kingdom, "EUROPE") in connection with the ownership and conduct of the Business and the Multi-Family Monitoring Business the Protection One Names; provided that dealers and marketing affiliates of P1 International and its subsidiaries shall be permitted to use the Protection One Names in Continental Europe solely on behalf of P1 International and its subsidiaries and within their permitted scope of use; and provided further that, any purchaser of any of the businesses of P1 International or its subsidiaries (not constituting a Continental Europe Change of Control Event) within Continental Europe shall also be permitted to use until the first anniversary of the date of such sale the Protection One Names within the scope of use of P1 International and its subsidiaries hereunder. Notwithstanding anything herein to the contrary, following the one year anniversary of a Continental Europe Change of Control Event, no person other than Protection One shall have any further ownership or other rights in Continental Europe with respect to any Protection One Name. Notwithstanding the foregoing sentence and subject to Section 6.10(a), until the two year anniversary of a Continental Europe Change of Control Event, the Sellers and each of their affiliates shall be prohibited from using in Continental Europe or transferring to any other person the ownership of or any right to use in Continental Europe in connection with any business whatsoever, any Protection One Name.

               (c) For purposes of this Agreement, a change of control event shall mean any sale, merger, consolidation or other business combination or transaction as a result of which the Purchaser no longer beneficially owns, directly or indirectly, at least 50% of the outstanding stock of (i) P1 UK or any successor entity thereto that conducts directly or indirectly the Business and/or the Multi-Family Monitoring Business in the United Kingdom (a "UK CHANGE OF CONTROL EVENT") or (ii) P1 International or any successor entity thereto that conducts directly or indirectly the Business and/or the Multi-Family Monitoring Business in Continental Europe (a "CONTINENTAL EUROPE CHANGE OF CONTROL EVENT").

               (d) Nothing in this Section shall be deemed (i) to grant P1 UK, P1 International and their respective subsidiaries any rights to use the Protection One Names for any purpose outside of Europe or (ii) to limit in any manner or at any time the ownership of and all rights of Sellers or any of their affiliates to use the Protection One Names outside of Europe. The Purchaser and its affiliates shall use efforts to maintain the integrity and not impair the goodwill of the Protection One Name and the Sellers, comparable to the efforts they use to maintain the integrity and not impair the goodwill of the Purchaser's and its affiliates other trademarks, tradenames, service marks and other proprietary rights. The Purchaser shall notify the Sellers of any third party actions of which the Purchaser becomes aware that may infringe the Protection One Names.

           6.9 Mail. Following the Closing Date, each of the parties hereto and their respective subsidiaries may receive mail, telegrams, packages and other communications properly belonging to the other parties hereto and their respective subsidiaries. Accordingly, at all times after the Closing Date, each of the parties authorizes the other parties hereto and their respective subsidiaries to receive and open all mail, telegrams, packages and other communications received by them and not unambiguously intended for the other parties hereto or their respective subsidiaries or any of the other parties' officers or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving parties or, to the extent that they do not relate to the business of the receiving parties and do relate to the business of the other parties hereto and their respective subsidiaries, or to the extent that they relate to both businesses, the receiving parties shall promptly contact the other parties by telephone for delivery instructions and such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other parties in accordance with their delivery instructions. The foregoing provisions of this Section shall constitute full authorization to the postal authorities, all telegraph and courier companies and all other persons to make deliveries to the relevant parties addressed to them or to any of their officers or directors specifically in their capacities as such. The provisions of this Section are not intended to and shall not be deemed to constitute an authorization by any party to permit the others to accept service of process on their behalf, and no party shall be deemed to be the agent of the others for service of process purposes or for any other purpose.

           6.10 Non-Competition and Non-Solicitation.

               (a) For a period of four (4) years from the date hereof, Sellers shall refrain and shall cause their respective subsidiaries to refrain from directly or indirectly, in any manner whatsoever, engaging in, investing in, acquiring any equity securities of, or entering into any material business relationship with, any person which is engaged in Europe in the Business or the Multi-Family Monitoring Business (as defined in the Contribution Agreement).

               (b) For a period of two (2) years from the date hereof, except as may result from the ordinary course of conduct of the businesses of Sellers and their respective subsidiaries, Sellers shall refrain and shall cause their respective subsidiaries to refrain from diverting, taking away or interfering with or attempting to divert, take away or interfere with any of the former or existing customers, clients or suppliers of P1 UK, P1 International or any of their subsidiaries.

               (c) For a period of two (2) years from the date hereof, Sellers shall refrain and cause their respective subsidiaries to refrain from employing, offering employment to, offering a retainer to or endeavoring to entice away from P1 UK, P1 International or any of their subsidiaries, any of the employees of P1 UK, P1 International or any of their subsidiaries, except pursuant to general advertisements of employment not specifically targeted at such employees.


                         ARTICLE VII - INDEMNIFICATION

           7.1 Indemnification by Sellers. From and after the Closing, Sellers shall indemnify the Purchaser and its affiliates and officers, directors, employees, agents and representatives (each, a "PURCHASER INDEMNIFIED PARTY") against, and hold them harmless from, against and in respect of any loss, liability, claim, damage, charge, reasonable cost or expense (including reasonable legal fees and expenses) ("LOSS"), imposed on, sustained, incurred or suffered by any the Purchaser Indemnified Party (payable promptly upon written request), to the extent relating to, arising out of or resulting from any breach of any representation or warranty or agreement or covenant under this Agreement made by Sellers.

           7.2 Indemnification by the Purchaser. From and after the Closing, the Purchaser shall indemnify Sellers and their affiliates and each of their respective officers, directors, employees, agents and representatives (each, a "SELLER INDEMNIFIED PARTY") against, and hold them harmless from, against and in respect of any Loss imposed on, sustained, incurred or suffered by any Seller Indemnified Party (payable promptly upon written request), to the extent relating to, arising out of or resulting from any breach of any representation or warranty or agreement or covenant under this Agreement made by the Purchaser.

           7.3 Exclusive Remedy. The Purchaser and Sellers acknowledge that, except for claims alleging fraud, their sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article.

           7.4 Continuing Indemnification Obligation. The obligations of any party to indemnify and hold harmless any other party pursuant to this Article
(i) shall not terminate and (ii) shall survive the sale or other transfer of any assets or businesses or the assignment of any liabilities, with respect to any Loss related to such assets, businesses or liabilities.

           7.5 Procedures Relating to Indemnification.

               (a) In order for a party (the "INDEMNIFIED PARTY") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a "THIRD PARTY CLAIM"), such Indemnified Party must notify the party with the obligation to indemnify the Indemnified Party under this Agreement (the "INDEMNIFYING PARTY") in writing (and in reasonable detail) of the Third Party Claim promptly (but in no event more than 30 days) following receipt by such Indemnified Party of notice of the Third Party Claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

               (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (including (i) Weil, Gotshal & Manges LLP in the case Protection One is the Indemnified Party,
(ii) Sullivan & Cromwell in the case Purchaser is the Indemnified Party and
(iii) any other counsel not reasonably objected to by the Indemnifying Party) at its own expense separate from the counsel employed by the Indemnifying Party (it being understood that the Indemnifying Party shall be liable for and shall reimburse the Indemnified Party for all costs, fees and expenses (including the reasonable fees and expenses of counsel employed by the Indemnified Party) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above)).

If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim on a basis that would result in
(i) the imposition of a judgment that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or affiliate thereof, or (ii) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party.

               (c) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly (but in no event more than 30 days) following discovery by the Indemnified Party of such claim to the Indemnifying Party. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within 30 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to resolve the dispute prior to bringing any proceeding or action in court.

               (d) Any claim for indemnification under this Agreement shall describe the claim in reasonable detail, include copies of any available material written evidence thereof and indicate the estimated amount of such claim.

           7.6 Insurance Proceeds. The amount that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Loss. If an Indemnified Party shall have received the full amount of the payment required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive insurance proceeds, or other amounts in respect of such Loss as specified above, then such Indemnified Party shall pay to such Indemnifying

Party a sum equal to the amount of such insurance proceeds or other amounts actually received after deducting therefrom all of the Indemnified Party's Loss, costs and expenses associated with the recovery of any such amount.

           7.7 Subrogation. In the event of payment by an Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

           7.8 Third Party Beneficiaries. The indemnification provided for by this Article is for the benefit of the parties hereto and the respective Indemnified Parties and shall not inure to the benefit of any other third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto and each party agrees to waive such rights against the other to the fullest extent permitted.

           7.9 After-Tax Indemnification Payments. Except as otherwise expressly provided herein, any indemnification payment made by any Indemnifying Party under this Article shall be computed by taking into account the value of any and all applicable deductions, losses, credits, offsets or other items for federal, state or other tax purposes attributable to the payment of the indemnified Liability by the Indemnified Party and any Tax incurred by the Indemnified Party attributable to receipt of the indemnification payment.

           7.10 Limits of Indemnification.

               (a) No amount shall be payable under this Article VII by Sellers in respect of any breach of the representations and warranties contained in Sections 4.1(b), 4.5, 4.6, 4.7, 4.8, 4.9 and 4.10 ("SPECIFIED BREACHES") unless and until the aggregate amount otherwise payable by Seller in respect of all Specified Breaches exceeds two million two hundred fifty thousand dollars ($2,250,000) (the "DEDUCTIBLE AMOUNT"), in which event, subject to Section 7.10(b), the Sellers shall be responsible for all amounts payable under this
Article VII in respect of Specified Breaches in excess of the Deductible Amount.

               (b) No amount shall be payable under this Article VII by Sellers in respect of any Specified Breach if the aggregate amount previously paid by Sellers under this Article VII in respect of Specified Breaches plus the Deductible Amount shall, in the aggregate, be equal to or exceed eleven million two hundred fifty thousand dollars ($11,250,000).

               (c) Nothing contained in this Section 7.10 shall limit in any manner Sellers' obligations under this Article VII in respect of breaches by Sellers of any representations and warranties, other than those contained in Sections 4.1(b), 4.5, 4.6, 4.7, 4.8, 4.9 and 4.10, or of any covenants or agreements of Sellers contained in this Agreement.


                          ARTICLE VIII - MISCELLANEOUS

           8.1 Entire Agreement. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any and all previous agreements and understandings between the parties hereto with respect to those matters.

           8.2 Termination. This Agreement may be terminated by the written agreement of the Purchaser and Protection One on behalf of the Sellers; provided that, from and after the Closing, such agreement to terminate shall have been approved by an affirmative vote of a majority of the Directors of Protection One not affiliated with Western or its other subsidiaries. Upon any termination of this Agreement pursuant to this Section 8.2, no party hereto shall thereafter have any further liability or obligation hereunder, but no such termination shall relieve the parties hereto of any liability to the other non-breaching parties hereto for any breach of this Agreement prior to the date of such termination.

           8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware (without regard to principles of conflict of laws).

           8.4 Nonsurvival of Representation and Warranties. The representations and warranties contained in Sections 4.1(b), 4.5, 4.6, 4.7, 4.8, 4.9 and 4.10 shall survive beyond the Closing Date until May 31, 2001, and all other representations and warranties made herein shall survive beyond the Closing Date until the expiration of the relevant statutes of limitation, and in each case only to the extent that any claims arising thereunder are asserted by a party by written notice given to the other party prior to such expiration. This Section
8.4 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

           8.5 Transfer Taxes. The Purchaser and the Sellers each shall be responsible for and pay one-half of the aggregate amount of (a) all transfer and documentary taxes and fees imposed with respect to instruments of conveyance in the transactions contemplated hereby, and (b) all sales, use, gains, excise and other transfer or similar taxes on the transfer of the P1 UK Stock, the P1 International Stock and the P1 Investments Stock provided for hereunder. The Purchaser or any Seller, as the case may be, shall execute and deliver to the other parties at the Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any such transfer, documentary, sales, gains, excise or use tax.


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


           8.6 Expenses. Each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts), incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Sellers shall reimburse P1 UK, P1 International, P1 Investments and their respective subsidiaries for any out-of-pocket expenses incurred by them prior to the Closing in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

           8.7 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

           8.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or four days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

                     If to any Seller, to:

                     Protection One, Inc.
                     600 Corporate Point, 12th Floor
                     Culver City, CA 90230
                     Telephone: (310) 342-6322
                     Facsimile: (310) 649-3855
                     Attention:  Chief Financial Officer

                     with a copy to:

                     Weil, Gotshal & Manges LLP
                     767 Fifth Avenue
                     New York, New York 10153-0119
                     Telephone: (212) 310-8000
                     Facsimile: (212) 310-8007
                     Attention: Simeon Gold, Esq.

                     If to the Purchaser, to:

                     Westar Capital, Inc.
                     818 South Kansas Ave.
                     Topeka, KS 66612
                     Telephone: (785) 575-6320
                     Facsimile: (785) 575-1936
                     Attention:  President
                     with a copy to:

                     Sullivan & Cromwell
                     125 Broad Street
                     New York, NY 10004-2498
                     Telephone: (212) 558-4000
                     Facsimile: (212) 558-3588
                     Attention: Stephen M. Kotran, Esq.

           8.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

           8.10 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of each of the other parties hereto, and any attempted assignment without such required consents shall be void provided, however, that (i) the Purchaser may assign all of its rights and obligations hereunder to any of its affiliates provided that remains liable for all of its obligations hereunder;
(ii) the Purchaser may assign its rights and obligations under Section 6.8 and
6.9 to any person in connection with the sale of all or substantially all of the assets of P1 International and P1 UK to such person and (iii) the Purchaser may assign all of its rights and obligations hereunder to any other person provided Protection One consents to such assignment, such consent not to be unreasonably withheld.

           8.11 Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto; provided that, from and after the Closing, any such amendment, supplement, modification or waiver entered into by Protection One on behalf of itself or the other Sellers shall have been approved by an affirmative vote of a majority of the Directors of Protection One not affiliated with Western or its other subsidiaries.

           8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         [SIGNATURES BEGIN ON NEXT PAGE]


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


           IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.

                         PROTECTION ONE, INC.


                         By: /s/ John E. Mack III
                            ---------------------------
                            Name: John E. Mack III
                            Title: Chief Executive Officer


                         PROTECTION ONE ALARM
                         MONITORING, INC.


                         By: /s/ John E. Mack III
                            ---------------------------
                            Name: John E. Mack III
                            Title: Chief Executive Officer


                         WESTAR CAPITAL, INC.


                         By: /s/ Cynthia S. Couch
                            ---------------------------
                            Name: Cynthia S. Couch
                            Title: Treasurer



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